Exhibit (a)(1)(C)

Allscripts Announces Notice of Offer to Purchase in Cash

3.50% Convertible Senior Debentures due 2024

CHICAGO – November 7, 2008 – Allscripts-Misys Healthcare Solutions, Inc. (formerly named Allscripts Healthcare Solutions, Inc.), a corporation existing under the laws of Delaware (“Allscripts”) and headquartered in Chicago, Illinois announced today its offer to holders to purchase all of its 3.50% Convertible Senior Debentures due 2024 (the “Debentures”) at a purchase price (the “Change of Control Repurchase Price”) equal to 100% of the principal amount of the Debentures being repurchased ($1,000 per each $1,000 principal amount outstanding) plus any accrued and unpaid interest and accrued and unpaid Liquidated Damages (as defined in the Indenture governing the Debentures between Allscripts and Bank of America, N.A. as successor by merger to LaSalle Bank N.A., dated as of July 6, 2004), if any, to but not including December 10, 2008 (the “Change of Control Repurchase Date”), subject to the terms and conditions described in each of the Notice of Change of Control and the Offer to Purchase, both dated November 7, 2008 (the “Offer to Purchase”), and related Purchase Notice (the “Purchase Notice”) (which together, as they may be amended and supplemented from time to time, constitute the “Change of Control Offer”). Allscripts will pay the purchase price in the Change of Control Offer in cash. The Change of Control Offer and withdrawal rights will expire at 5:00 p.m., Eastern Standard Time, on December 9, 2008, unless the Change of Control Offer is extended.

Allscripts is offering to purchase the Debentures to satisfy its obligation under the Indenture to repurchase the Debentures following a “Change of Control” of Allscripts. A “Change of Control” (as defined in clause (i) of the definition thereof in the Indenture) occurred on October 10, 2008, as a result of the acquisition by Misys plc (“Misys”) and its subsidiaries of in excess of 50% of the issued and outstanding shares of Allscripts common stock pursuant to an Agreement and Plan of Merger dated as of March 17, 2008 by and among Misys, Misys Healthcare Systems, LLC, a wholly-owned indirect subsidiary of Misys (“MHS”), Allscripts and Patriot Merger Company, LLC, a wholly-owned subsidiary of Allscripts (“Patriot”), which included (i) the merger of Patriot with and into MHS, with MHS continuing as the surviving entity as a wholly-owned subsidiary of Allscripts, in consideration for which a subsidiary of Misys received shares of Allscripts common stock and (ii) the purchase by a subsidiary of Misys of 18,857,142 shares of Allscripts common stock for $330,000,000 in cash.

In order to surrender Debentures for purchase, a purchase notice must be delivered to Bank of America, N.A., as successor by merger to LaSalle Bank N.A., the paying agent, or through The Depository Trust Company by 5:00 p.m., Eastern Standard Time, on December 9, 2008. Holders may withdraw any Debentures previously surrendered for purchase at any time prior to 5:00 p.m., Eastern Standard Time, on December 9, 2008 by delivering a notice of withdrawal to the paying agent at the address listed in the Offer to Purchase or through the Depository Trust Company. Generally, a holder of Debentures will recognize gain or loss on the surrender of Debentures in the Change of Control Offer equal to the difference between the amount realized on the surrender and the tax holder’s basis in the Debentures, except to the extent attributable to accrued but unpaid interest (which will instead be taxable as ordinary income) and may be subject to applicable withholding taxes. Debenture holders are urged to consult their tax advisors.

About Allscripts

Allscripts (Nasdaq: MDRX) uses innovation technology to bring health to healthcare. More than 150,000 physicians, 700 hospitals and nearly 7,000 post-acute and homecare organizations utilize Allscripts to improve the health of their patients and their bottom line. The company’s award-winning solutions include electronic health records, electronic prescribing, revenue cycle management, practice management, document management, medication services, hospital care management, emergency department information systems and homecare automation. Allscripts is the brand name of Allscripts-Misys Healthcare Solutions, Inc. To learn more, visit http://www.allscripts.com.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; competitive pressures including product offerings, pricing and promotional activities; our ability to establish and maintain strategic relationships; undetected errors or similar problems in our software products; compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry; possible regulation of the Company’s software by the U.S. Food and Drug Administration; the possibility of product-related liabilities; our ability to attract and retain qualified personnel; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; the ability to recognize the benefits of the merger with Misys Healthcare Systems, LLC (“MHS”); the integration of MHS with the Company and the possible disruption of current plans and operations as a result thereof; maintaining our intellectual property rights and litigation involving intellectual property rights; risks related to third- party suppliers; our ability to obtain, use or successfully integrate third- party licensed technology; breach of our security by third parties; and the risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including our 2007 Annual Report on Form 10-K available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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